Designated Filer:	Corre Partners Management, LLC
Issuer & Ticker Symbol	Team, Inc. (TISI)
Date of Event Requiring Statement:	December 1, 2025
Exhibit 99.1

Explanation of Responses:

(1)
Following this transaction on December 1, 2025, the securities were held directly by (i) Corre Opportunities Qualified Master Fund, LP (which held 1,051,023 shares of Common Stock), (ii) Corre Horizon Fund, LP (which held 249,942 shares of Common Stock) and (iii) Corre Horizon II Fund, LP (which held 299,665 shares of Common Stock).

(2)
The price reported in Column 4 is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $14.66 to $15.00, inclusive. The reporting person undertakes to provide to the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range.

(3)
Following this transaction on December 3, 2025, the securities were held directly by (i) Corre Opportunities Qualified Master Fund, LP (which held 1,051,723 shares of Common Stock), (ii) Corre Horizon Fund, LP (which held 249,942 shares of Common Stock) and (iii) Corre Horizon II Fund, LP (which held 299,665 shares of Common Stock).

(4)
The price reported in Column 4 is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $14.63 to $15.00, inclusive. The reporting person undertakes to provide to the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range.